CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Allianz Life and Annuity Company, a wholly owned subsidiary of Allianz Life Insurance Company of North America, of our report dated February 21, 2007 except for the net income per share data included in note 8 and financial statement schedules, as to which the date is July 31, 2007 relating to the financial statements and financial statement schedules of Templeton Funds Annuity Company, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


February 8, 2008